EXHIBIT 10.2
SERVICE AGREEMENT
30 JUNE 2008
DIODES ZETEX LIMITED
COLIN KEITH GREENE

THIS AGREEMENT is made on 30 June 2008
BETWEEN:
(1)	DIODES ZETEX LIMITED, a company which has its registered office at Zetex Technology Park, Chadderton, Oldham OL9 9LL (the Company); and

(2)	COLIN KEITH GREENE of 15 Rippon Hall Avenue, Ramsbottom, Bury BL0 9RE (the Executive).
IT IS AGREED as follows:
1.	DEFINITIONS

In this Agreement the following expressions have the following meanings:

Board means the board of directors of the Company or a duly constituted committee of the board of directors;

Chief Executive Officer (CEO) means the chief executive officer of the Company from time to time;

Change of Control means the acquisition by any person, together with any person “acting in concert” with that person (as defined in the City Code on Takeovers and Mergers) of shares carrying more than 50 per cent. of the voting rights at general meetings of the Company; or approval by the shareholders of the Company of a merger or consolidation of the Company with any other company (other than a merger or consolidation which would result in the voting shares of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50 per cent. or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

Effective Date means 30 June 2008;

Employment means the Executive’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company, any holding company and any subsidiary of the Company or any holding company (as defined in the Companies Act 1985);

Recognised Investment Exchange has the meaning given to it by section 285 of the Financial Services and Markets Act 2000.

2.	TERM AND JOB DESCRIPTION

2.1	The Executive shall be employed by the Company as the Company’s European President and as the Company’s Vice President of European Sales and Marketing, or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time.

2.2	The Executive’s period of continuous employment for statutory purposes began on 2 June 1997.

2.3	Subject to Clause 2.4, 2.5 and 17, the Employment will continue until terminated by either party giving to the other not less than six months’ written notice to expire at any time.

2.4	In the event a Change of Control takes place between the Effective Date and 31 December 2008, and as a result, the Company serves notice to terminate the Executive’s employment, the notice to which the Executive is entitled will be extended (if relevant) so as not to expire before 30 June 2009 (although the Company may always elect to pay in lieu of such (extended) notice, pursuant to its rights under clause 17.5)

2.5	The Employment will terminate automatically on the Executive’s 65th birthday.

3.	DUTIES

3.1	During the Employment, the Executive will:
(a)	diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company;

(b)	comply with all directions lawfully and properly given to him by the Board;

(c)	unless prevented by sickness, injury or other incapacity, subject to Clause 12.1, devote such of his time, attention and abilities to the business and interests of the Company or any other Group Company for which he is required to perform duties as the proper performance of his duties under the Employment demands;

(d)	promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.
3.2	As a senior executive the Executive’s working time is not measured or pre-determined. The Executive is responsible for determining his own hours of work, providing that such hours are consistent with the proper performance of his duties.

3.3	The Executive’s normal place of work is the Company’s principal UK office from time to time. The Executive agrees to travel (both within and outside the United Kingdom) as may be required for the proper performance of his duties under the Employment.

4.	SALARY

4.1	The Executive’s basic annual salary is £179,574 (less any required deductions). The salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments. The salary will be reviewed annually on 1 January during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review, but will not decrease it. If the salary is decreased with the Executive’s agreement the Company agrees that, unless otherwise also agreed by the Executive, the Executives’ pensionable salary will remain calculated as if the Executive was continuing to earn the basic annual salary he would have done had he not agreed to the reduction.

4.2	The Executive’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.3	The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996, the Company has the right to deduct from his salary and/or bonus any amount owed to the Company or any Group Company by the Executive in respect of any overpaid salary, bonus or cash benefits.

5.	BONUS AND SHARE OPTIONS

5.1	For bonus year 2009 onwards the Executive will be eligible to receive an annual bonus and to participate in an equity incentive scheme, to be determined at the absolute discretion of the Company and according to such terms as may be determined by it for the relevant financial year. The Company, in its sole discretion, reserves the right to vary, amend or withdraw any bonus and/or equity incentive scheme from time to time.

5.2	Any bonus award and/or any award under an equity incentive scheme will be subject to (but not limited to) the following conditions:
(a)	the total pool for any bonus and/or equity incentive awards will be subject to the approval of both the Board and the Company Compensation Committee and will be subject to the attainment of corporate performance targets (such targets to be set by the Board and/or the Company Compensation Committee for each relevant fiscal year and which may take account of any factors which the Board and the Company Compensation Committee deem to be relevant);

(b)	any proposed individual bonus and/or equity incentive award (if any) will be determined at the absolute discretion of the Company. Any proposed individual bonus and/or equity incentive award (if any) will be recommended to the Board and the Company Compensation Committee by the CEO and will be subject to prior approval by them. The Board and the Company Compensation Committee are under no obligation to approve any recommendation made to them by the CEO in respect of any award;

(c)	any bonus paid in respect of the period after the Effective Date will be non-pensionable; and

(d)	any equity incentive award will be subject to the terms of the Company’s Equity Award Grant Policy, as the same may be amended from time to time by the Board in its sole discretion.
5.3	For the 2008 bonus year, the Company has agreed that the Executive will receive (on the normal bonus payment date applicable to employees of the Company generally) a bonus payment (“the 2008 bonus”). The calculation of the 2008 bonus will be agreed between the parties and will not be paid according to the existing Company or Diodes bonus schemes, nor subject to their respective terms and conditions.

5.4	It is a condition of entitlement to the 2008 bonus and any bonus and/or equity incentive award for ongoing years that the Employment continues (not under notice of the termination of employment whether given or received) to the end of the period to which the bonus relates and to the date of payment. If the Employment comes to an end during the relevant period for any reason the Executive will not be entitled to any bonus or compensation for the loss of it. Any payments made during a bonus reference period on account of anticipated bonus shall not be repayable other than in the event of fraud or manifest error. Receipt of any bonus and/or equity incentive award in any year does not create any future entitlement to the Executive to receive any further awards under this Clause 5.

5.5	The payment of any bonus and/or equity incentive award to the Executive is subject to any withholdings that may be necessary on account of income tax, employee’s National Insurance contributions and any other contribution which any member of the Group is required to account.

6.	EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

7.	CAR ALLOWANCE

7.1	During the Employment, the Executive will be eligible to receive a car allowance, which shall be payable together with and in the same manner as the Executive’s basic salary in accordance with Clause 4.1. The car allowance shall not be treated as part of the Executive’s basic annual salary for any purpose and shall be non-pensionable.

7.2	The level of the car allowance for which the Executive is eligible will be appropriate to the status of Senior Vice President and shall be determined in accordance with the Company’s Car Allowance Policy from time to time save that the parties have agreed that the level of car allowance shall not be reduced from the sum of £11,500 without the Executive’s prior agreement.

7.3	The Executive must inform the Company immediately if he is disqualified from holding a driving licence and this clause shall not apply during any period of disqualification but for the avoidance of doubt, once the Executive has elected to receive the car allowance in lieu he may not change that election unless to do so is permitted under the terms of the Car Allowance Policy.

8.	PENSION

8.1	The Executive is entitled to become a member of the Company’s Pension Scheme (the Scheme), subject to: the terms and conditions of that Scheme; any trust deed and rules governing the Scheme from time to time in force; and to any HMRC or other applicable limits. The full details of the Scheme are available to the Executive on request. The Company reserves the right to amend or terminate the Scheme without prior notice.

8.2	A contracting-out certificate is in force in respect of the Employment.

9.	INSURANCE

During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:
(a)	pay for the benefit of the Executive, his spouse and any dependent children under the age of 21 subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force on the appropriate scale, which shall be BUPA Premier Plus or equivalent;

(b)	pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements for the time being in force; and

(c)	pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements for the time being in force.
10.	HOLIDAY

10.1	The Executive is entitled to 25 working days’ paid holiday per calendar year during his Employment (plus bank and public holidays in England), to be taken at a time or times convenient to the

Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment.

10.2	Accrued and unused holiday entitlement may be carried forward to a future calendar year at the discretion of the CEO. Subject to Clause 10.3, the Executive has no entitlement to be paid in lieu of accrued but unused holiday.

10.3	On termination of the Employment, the Executive’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary). If the Executive has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary).

11.	SICKNESS AND OTHER INCAPACITY

11.1	Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks. Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

11.2	The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

11.3	The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

12.	OTHER INTERESTS

12.1	Subject to Clause 12.2, during the Employment the Executive will not (without the Board’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation. Without prejudice to the foregoing, the Executive may hold one non-executive directorship of a non-Group company provided that he obtains the prior agreement of the CEO to the Executive holding each such directorship (such agreement not to be unreasonably withheld).

12.2	Notwithstanding Clause 12.1, the Executive may hold for investment purposes an interest (as defined by Schedule 13 Companies Act 1985) of up to 3% in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by the Company or any other Group Company.

13.	SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities.

14.	INTELLECTUAL PROPERTY

It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and may as part of such duties originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:
(a)	the Executive shall forthwith disclose full details of Employee Works in confidence to the Company and shall regard himself in relation to Employee Works as a trustee for the Company;

(b)	all intellectual property rights in Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)	notwithstanding (b) above, the Executive assigns to the Company all right, title and interest, present and future, anywhere in the world in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder) during the continuance of the Employment;

(d)	the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws in respect of any Employee Works; and

(e)	the Executive agrees and undertakes that at any time during or after the termination of his employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.
15.	DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1	If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the CEO within seven days of that decision. The CEO’s decision shall be final.

15.2	If the Executive has any grievance in relation to the Employment he may raise it in writing with the CEO’s whose decision shall be final.

16.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the terms and conditions of the Employment.

17.	TERMINATION

17.1	Either party may terminate the Employment in accordance with Clause 2.3.

17.2	The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

(b)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)	is disqualified from acting as a director of a company by order of a competent court;

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Court Act 1984.

This Clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this Clause shall not constitute a waiver of those rights.
17.3	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:
(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)	immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.
17.4	It is acknowledged that the Executive may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of any bonus and/or equity incentive scheme operated by the Company, with respect to shares in the Company from time to time. If, on termination of the Employment, whether lawfully or in breach of contract the Executive loses any of the rights or benefits under any such scheme (including rights or benefits which the Executive would not have lost had the Employment not been terminated) the Executive shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such scheme.

17.5	The Company may at any time (whether or not any notice of termination has been given under clause 2.3) terminate the Employment with immediate effect by giving notice in writing to the other party on terms that the Company may (at its sole discretion) pay to the Executive, salary in lieu of notice under clause 2.3. The Company may in circumstances where it reasonably deems it to be in the Company’s best interests elect that in place of a lump sum payment in lieu of notice, the Company will pay the Executive in lieu of notice in a series of staged payments at the time or times that the Executive would have been paid had he been employed during the period of notice or remainder of such period given under clause 2.3 above. Payments to the Executive under this sub-clause shall be subject to the Executive’s duty to mitigate his losses and shall be reduced accordingly and the Executive shall promptly notify the Company of the extent to which he mitigates his losses. If the Executive is paid salary in lieu of notice he will not be entitled to any additional payment in respect of holiday which he would otherwise have accrued during the notice period or the remainder of the notice period.

17.6	The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of or employed by, the Company or any other Group Company.
18.	SUSPENSION AND GARDENING LEAVE

18.1	Where notice of termination has been served by either party whether in accordance with Clause 2.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:
(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under Clause 10 during any period of suspension under this Clause 18.1.

The provisions of Clause 12.1 shall remain in full force and effect during any period of suspension under this Clause 18.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this Clause 18.1.

Any suspension under this Clause 18.1 shall be on full salary and benefits.
18.2	The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full salary and benefits.

19.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

Save insofar as such information is already in the public domain the Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Executive knows or ought reasonably to have known to be confidential, concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

The restrictions in this Clause shall not apply:

(a)	to any disclosure or use authorised by the Board or required by law or by the Employment; or

(b)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended; or

(c)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.
20.	POST-TERMINATION COVENANTS

20.1	For the purposes of Clause 20 the term Termination Date shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this agreement).

20.2	The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)	for the period of (subject to Clause 20.3 below) six months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Executive had business dealings during the course of his employment in that 12 month period. Nothing in this Clause 20.2(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(b)	for the period of (subject to Clause 20.3 below) six months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Executive had business dealings during the course of his employment in that 12 month period. Nothing in this Clause 20.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(c)	for the period of (subject to Clause 20.3 below) six months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial or technical capacity; and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the Termination Date;

(d)	for the period of (subject to Clause 20.3 below) six months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere which is or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Executive was actively involved during the 12 month period immediately prior to the Termination Date. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any Group Company this Clause 20.2(d) shall, with effect from that date, cease to apply in respect of such company. The provisions of this Clause 20.2(d) shall not, at any time following the Termination Date, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company,

save that the Executive agrees that the Company may at its sole discretion at any time prior to the Termination Date elect to extend each of the periods of restriction referred to in Clauses 20.2(a), (b), (c) and (d) inclusive by a further period of six months and the Company agrees that if it makes such an election it will pay to the Executive a sum equivalent to six months’ base salary in consideration for such extension.
20.3	The period during which the restrictions referred to in Clauses 20.2(a), (b), (c) and (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of Clause 18.1.

20.4	The Executive agrees that if, during either his employment with the Company or the period of the restrictions set out in 20.2(a), (b), (c) and (d) inclusive (subject to the provisions of Clause 20.3), he receives an offer of employment or engagement, he will provide a copy of Clause 20 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

20.5	The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in Clauses 20.2(a), (b), (c) and (d) inclusive (or such as may be appropriate in the circumstances).

21.	WAIVER OF RIGHTS

If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

22.	DATA PROTECTION

22.1	The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:
(a)	performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(b)	the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive; and

(c)	processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties.
22.2	The Executive explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)	where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)	where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the Company’s or any Group Company’s disciplinary purposes;

(c)	for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.
23.	EMAIL AND INTERNET USE

The Executive agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	MISCELLANEOUS

25.1	This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

25.2	The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

25.3	Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

25.4	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

25.5	This Agreement is governed by, and shall be construed in accordance with, the laws of England.

SIGNATORIES

SIGNED as a DEED and	)
DELIVERED by COLIN KEITH GREENE	)
in the presence of:	)

SIGNED for and on behalf of	)
DIODES ZETEX LIMITED	)